RESIGNATION

     I, Rajeev Misra, being the undersigned, hereby resign my position as a director of Internet Holdings, Inc., effective immediately.

Dated: June 14, 2000


                                        /s/  Rajeev Misra
                                        ---------------------------
                                             Rajeev Misra